Exhibit 4.2

On March 21, 2005, Transcept Pharmaceuticals, Inc. (“TPI”) issued warrants in connection with a bridge financing to the individuals and entities listed below (the “Warrants”). The form of Warrant used is set forth below as part of this Exhibit 4.2.

On January 30, 2009, TPI and Novacea, Inc. (“Novacea”) completed a merger (the “Merger”) whereby TPI became a wholly owned subsidiary of Novacea, and Novacea changed its name to “Transcept Pharmaceuticals, Inc.” (with such post-closing entity being referred to as “Transcept”). In connection with the Merger, the Warrants became exercisable for shares of Transcept common stock at the same exchange rate used in the Merger to exchange outstanding TPI capital stock (0.14134 shares of Transcept common stock for each exchanged share of TPI). The share numbers set forth below reflect the approximate post-Merger shares into which such Warrants may be exercised. The exercise price per share for the Warrants was similarly adjusted, and, as of the closing of the Merger, was approximately $1.415 per share of Transcept common stock.

Warrantholder	Post - Merger Shares
Biotechnology Development Fund IV Affiliates, L.P.	325
Biotechnology Development Fund IV, L.P.	17,630
David Day	111
Michael Day	111
Ronald D. Day	111
Hamilton BioVentures, L.P.	32,322
Montreux Equity Partners II SBIC, L.P.	17,956
Montreux Equity Partners III SBIC, L.P.	17,956
Glenn A. Oclassen, Sr.	1,098
Peninsula Equity Partners SBIC, L.P.	5,985
Michael Victor Petruzelli Trust	109
Jerrold F. Petruzelli	218
Robert and Linda Reese	153
Nikhilesh N. Singh	307
Thomas B. Soloway Revocable Family Trust	153

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED.

TRANSORAL PHARMACEUTICALS, INC.

WARRANT TO PURCHASE SHARES

Issuance Date: March 21, 2005

This Warrant is issued to                              by TransOral Pharmaceuticals, Inc., a Delaware corporation (the “Company”), pursuant to the terms of that certain Note and Warrant Purchase Agreement (the “Note Purchase Agreement”) of even date herewith, in connection with the Company’s issuance to the holder of this Warrant of a Subordinated Convertible Promissory Note (the “Note”).

1. Purchase of Shares. Subject to the terms and conditions hereinafter set forth and set forth in the Note Purchase Agreement, the holder of this Warrant is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the holder hereof in writing), to purchase from the Company up to the number of fully paid and nonassessable Shares (as defined below), that equals the quotient obtained by dividing (a) the Warrant Coverage Amount (as defined below) by (b) the Exercise Price (as defined below).

2. Definitions.

(a) Exercise Price. The exercise price for the Shares shall be the price per share of equity securities sold to investors in a Qualified Equity Financing; provided, that in the event that a Qualified Equity Financing does not occur on or prior to December 31, 2005, the Holder may elect to exercise this Warrant for shares of Series B Preferred Stock at an exercise price of $0.20 per share (as adjusted for any stock splits, stock dividends, reclassifications or the like).

(b) Exercise Period. This Warrant shall be exercisable, in whole or in part, during the term commencing on the closing date of a Qualified Equity Financing (as defined below) and ending on the expiration of this Warrant pursuant to Section 12 hereof; provided, that in the event that a Qualified Equity Financing does not occur on or prior to December 31, 2005, this Warrant may, at the option of the Holder, be exercisable for shares of Series B Preferred Stock commencing January 1, 2006.

(c) Warrant Coverage Amount. The term “Warrant Coverage Amount” shall mean that amount which equals 25% of the principal amount of the Note.

(d) The Shares. The term “Shares” shall mean the class and series of preferred stock issued to investors in a Qualified Equity Financing; provided, that in the event that a Qualified Equity Financing does not occur on or prior to December 31, 2005, “Shares” shall mean, at the option of the Holder, the Series B Preferred Stock of the Company.

(e) Qualified Equity Financing. The term “Qualified Equity Financing” is an equity financing pursuant to which the Company sells shares of a new series of preferred stock with an aggregate sales price of not less than $10,000,000, including any and all convertible bridge notes (including Notes issued under the Note Purchase Agreement) which are converted into preferred stock and with the principal purpose of raising capital.

(f) Acquisition. The term “Acquisition” shall mean (i) any consolidation or merger involving the Company pursuant to which the Company’s stockholders own less than fifty percent (50%) of the voting securities of the surviving entity or (ii) the sale of all or substantially all of the assets of the Company; provided, that an Acquisition shall not include a merger effected exclusively for the purpose of changing the domicile of the Company or an equity financing in which the Company is the surviving corporation.

3. Method of Exercise. While this Warrant remains outstanding and exercisable the Holder may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by:

(a) the surrender of the Warrant, together with the notice of exercise in the form attached hereto as Exhibit A to the President of the Company at its principal offices; and

(b) the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Shares being purchased.

4. Net Exercise. In lieu of cash exercising this Warrant, the holder of this Warrant may elect to receive shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with notice of such election, in which event the Company shall issue to the holder hereof a number of Shares computed using the following formula:

Y (A - B)
X =	A

Where

X — The number of Shares to be issued to the holder of this Warrant.

Y — The number of Shares purchasable under this Warrant.

A — The fair market value of one Share.

B — The Exercise Price (as adjusted to the date of such calculations).

For purposes of this Section 4, the fair market value of a Share shall mean the average of the closing bid and asked prices of Shares quoted in the over-the-counter market in which the Shares are traded or the closing price quoted on any exchange on which the Shares are listed, whichever is applicable, as published in the Western Edition of The Wall Street Journal for the ten (10) trading days prior to the date of determination of fair market value (or such shorter period of time during which such stock was traded over-the-counter or on such exchange). If the Shares are not traded on the over-the-counter market or on an exchange, the fair market value shall be the price per Share that the Company could obtain from a willing buyer for Shares sold by the Company from authorized but unissued Shares, as such prices shall be determined in good faith by the Company’s Board of Directors.

5. Certificates for Shares. Upon the exercise of the purchase rights evidenced by this Warrant, one or more certificates for the number of Shares so purchased shall be issued as soon as practicable thereafter.

6. Issuance of Shares. The Company covenants that the Shares, when issued pursuant to the due exercise of this Warrant, will be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issuance thereof (other than any encumbrances created by or imposed upon the Holder).

7. Adjustment of Exercise Price and Number of Shares. The number of and kind of securities purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(a) Subdivisions, Combinations and Other Issuances. If the Company shall at any time prior to the expiration of this Warrant subdivide the Shares, by split-up or otherwise, or combine its Shares, or issue additional shares of its Shares as a dividend, the number of Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the purchase price payable per share, but the aggregate purchase price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 7(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

(b) Reclassification, Reorganization and Consolidation. Subject to Section 12 hereof, in case of any reclassification, capital reorganization, or change in the capital stock of the Company (other than as a result of a subdivision, combination, or stock dividend provided for in Section 7(a) above), then the Company shall make appropriate provision so that the holder of this Warrant shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities and property receivable in connection with such reclassification, reorganization, or change by a holder of the same number of Shares as were purchasable by the holder of this Warrant immediately prior to such reclassification, reorganization, or change. In any such case appropriate provisions shall be made with respect to the rights and interest of the holder of this Warrant so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon exercise hereof, and appropriate adjustments shall be made to the purchase price per share payable hereunder, provided the aggregate purchase price shall remain the same.

(c) Redemption or Conversion. If all of the Shares are redeemed or converted into shares of Common Stock, then this Warrant shall automatically become exercisable for that number of shares of Common Stock equal to the number of shares of Common Stock that would have been received if this Warrant had been exercised in full and the Shares received thereupon had been simultaneously converted into shares of Common Stock immediately prior to such event, and the Exercise Price shall be automatically adjusted to equal the number obtained by dividing (i) the aggregate Exercise Price of the Shares for which this Warrant was exercisable immediately prior to such redemption or conversion, by (ii) the number of shares of Common Stock for which this Warrant is exercisable immediately after such redemption or conversion.

(d) Notice of Adjustment. When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant, or in the Exercise Price, the Company shall promptly notify the holder of such event and of the number of Shares or other securities or property thereafter purchasable upon exercise of this Warrant.

8. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the Exercise Price then in effect.

9. Restrictive Legend.

The Shares (unless registered under the Act) shall be stamped or imprinted with a legend in substantially the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

10. Warrants Transferable. Subject to compliance with the terms and conditions of this Section, this Warrant and all rights hereunder are transferable, in whole, without charge to the holder hereof (except for applicable transfer taxes), upon surrender of this Warrant (including Exhibit B hereto) properly endorsed or accompanied by written instructions of transfer. With respect to any offer, sale or other disposition of this Warrant or any Shares acquired pursuant to the exercise of this Warrant prior to registration of such Warrant or Shares, the holder hereof agrees to give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of such holder’s counsel, or other evidence, if requested by the Company, to the effect that such offer, sale or other disposition may be effected without registration or qualification (under the Act as then in effect or any federal or state securities law then in effect) of this Warrant or the Shares and indicating whether or not under the Act certificates for this Warrant or the Shares to be sold or otherwise disposed of require any restrictive legend as to applicable restrictions on transferability in order to ensure compliance with such law. Upon receiving such written notice and reasonably satisfactory opinion or other evidence, if so requested, the Company, as promptly as practicable, shall notify such holder that such holder may sell or otherwise dispose of this Warrant or such Shares, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section that the opinion of counsel for the holder or other evidence is not reasonably satisfactory to the Company, the Company shall so notify the holder promptly with details thereof after such determination has been made. Each certificate representing this Warrant or the Shares transferred in accordance with this Section shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with such laws, unless in the aforesaid opinion of counsel for the holder, such legend is not required in order to ensure compliance with such laws. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.

11. No Rights of Stockholders. No holder of this Warrant shall be entitled, as a Warrant holder, to vote or receive dividends or be deemed the holder of the Shares or any other securities of the Company which may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the holder of this Warrant, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrant shall have been exercised and the Shares purchasable upon the exercise hereof shall have become deliverable, as provided herein.

12. Expiration of Warrant. This Warrant shall expire and shall no longer be exercisable upon the earlier to occur of:

(a) 5:00 p.m., California local time, on the seven (7) year anniversary of the closing of a Qualified Equity Financing; provided, that this Warrant shall in no event be exercisable for shares of Series B Preferred Stock pursuant to Section 2 hereof after December 31, 2012;

(b) the closing of an Acquisition, provided Company provides 15 day prior written notice of the closing of the Acquisition; or

(c) the effectiveness of a registration statement filed pursuant to the Act for the initial public offering of the Company’s Common Stock, provided Company provides 15 day prior written notice of such registration statement.

13. Notices. All notices and other communications required or permitted hereunder shall be given in accordance with the Note Purchase Agreement.

14. “Market Stand-Off” Agreement. Holder hereby agrees to be bound by the provisions of Section 1.14 of that certain Amended and Restated Investor Rights Agreement dated as of July 14, 2003 by and among the Company and the other parties thereto, as may be amended from time to time, as if the Holder were a “Holder” thereunder.

Notwithstanding the foregoing, the obligations described in this Section 14 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to an SEC Rule 145 transaction.

15. Reservation of Stock. For so long as this Warrant is outstanding, the Company will at all times reserve and keep available, solely for the issuance and delivery upon the exercise of this Warrant, such Shares and other stock, securities and property, as from time to time shall be issuable upon the exercise of this Warrant; provided, however, that (i) no shares of the preferred stock issued to investors in a Qualified Equity Financing shall be authorized and available for issuance upon exercise of this Warrant until such time as the Qualified Equity Financing, and (ii) the Company shall not be required to keep available shares of Series B Preferred Stock for issuance and delivery upon exercise of this Warrant until the date beginning January 1, 2006 (provided there has not been a Qualified Equity Financing prior to such date).

16. Amendment or Waiver. Any term of this Warrant may be amended or waived upon written consent of the Company and the holders of at least 50% of the Shares issuable upon exercise of outstanding warrants issued pursuant to the Note Purchase Agreement. By acceptance hereof, the Holder acknowledges that in the event the required consent is obtained, any term of this Warrant may be amended or waived with or without the consent of the Holder; provided, however, that any amendment hereof that would materially adversely affect the Holder in a manner different from the holders of the remaining warrants issued pursuant to the Note Purchase Agreement shall also require the consent of this Holder.

17. Governing Law. This Warrant and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California, or of any other state.

18. Survival. Unless otherwise provided herein, the rights and obligations of the Company, of the holder of this Warrant and of the holder of the Shares issued upon exercise of this Warrant, shall survive the exercise of this Warrant.

TRANSORAL PHARMACEUTICALS, INC.

By:
Name:
Title:

Agreed and Acknowledged:

EXHIBIT A

NOTICE OF EXERCISE

TO:	TransOral Pharmaceuticals, Inc.
300 Tamal Plaza Ste. 220,
Corte Madera, CA 94925
Attention: President

1. The undersigned hereby elects to purchase                      shares of                      pursuant to the terms of the attached Warrant.

2. Method of Exercise (Please initial the applicable blank):

The undersigned elects to exercise the attached Warrant by means of a cash payment, and tenders herewith payment in full for the purchase price of the shares being purchased, together with all applicable transfer taxes, if any.

The undersigned elects to exercise the attached Warrant by means of the net exercise provisions of Section 4 of the Warrant.

3. Please issue a certificate or certificates representing said Shares in the name of the undersigned or in such other name as is specified below:

_______________________________________________

(Name)

_______________________________________________

_______________________________________________

(Address)

4. The undersigned hereby represents and warrants that the aforesaid Shares are being acquired for the account of the undersigned for investment and not with a view to, or for resale, in connection with the distribution thereof, and that the undersigned has no present intention of distributing or reselling such shares and all representations and warranties of the undersigned set forth in Section 10 of the attached Warrant (including Section 10 (e) thereof) are true and correct as of the date hereof.

(Signature)

(Name)

(Date)	(Title)

EXHIBIT B

FORM OF TRANSFER

(To be signed only upon transfer of Warrant)

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _______________________________________________ the right represented by the attached Warrant to purchase ____________ shares of ________________________ of TransOral Pharmaceuticals, Inc. to which the attached Warrant relates, and appoints ______________ Attorney to transfer such right on the books of __________, with full power of substitution in the premises.

Dated: ____________________

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

Address:___________________________________
___________________________________ ___________________________________

Signed in the presence of: